UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 27, 2010

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 779,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries, a midstream natural gas pipeline business with principal operations in Oklahoma.

On May 28, 2010, the Company issued a press release announcing that OG&E reached a settlement agreement on May 27, 2010 with all the parties to the Oklahoma Corporation Commission (“OCC”) consideration of OG&E’s application for pre-approval for system-wide deployment of smart grid technology and a recovery rider.  The settlement is subject to approval by the OCC.

As previously disclosed, in February 2009, the American Recovery and Reinvestment Act of 2009 was enacted into law.  Several provisions of this law relate to issues of direct interest to the Company including, in particular, financial incentives to develop smart grid technology, transmission infrastructure and renewable energy.  OG&E filed a grant request on August 4, 2009 for $130 million with the U.S. Department of Energy (“DOE”) to be used for the Smart Grid application in OG&E’s service territory.  On October 27, 2009, OG&E received notification from the DOE that its grant had been accepted by the DOE for the full requested amount of $130 million.  On April 21, 2010, OG&E and the DOE entered into a definitive agreement with regards to the award.

On March 15, 2010, OG&E filed an application with the OCC requesting pre-approval for system-wide deployment of smart grid technology and a recovery rider, including a credit for the Smart Grid grant.

OG&E, the OCC Staff, the Attorney General’s Office of Oklahoma, The Oklahoma Industrial Energy Consumers and the OG&E Shareholders Association all agreed to ask the OCC to approve the below settlement terms:

●
Pre-approval for system-wide deployment of smart grid technology and authorization for OG&E to begin recovering the costs of the system-wide deployment of smart grid technology through a rider mechanism that will become effective in accordance with the order approving the settlement agreement;

●
OG&E’s total project costs eligible for recovery (those costs expended or accrued by OG&E prior to the termination of the period authorized by the DOE as eligible for grant funds) shall be capped at $366.4 million (“Smart Grid Cost”), inclusive of the DOE grant award amount. The Smart Grid Cost includes the cost of implementing the Norman, Oklahoma smart grid pilot program previously authorized by the OCC.  Under the terms of the settlement, the Smart Grid Cost would be deemed to represent an investment that is fair, just and reasonable and in the public interest and to be prudent and will be recognized in OG&E’s 2013 general rate case;

●
To the extent that OG&E’s total expenditure for system-wide deployment of smart grid technology during the eligible period exceeds the Smart Grid Cost, OG&E shall be entitled to offer evidence and seek to establish that the excess above the Smart Grid Cost was prudently incurred and any such contention may be addressed in OG&E’s 2013 rate case;

●	Implementation of the recovery rider would commence with the first billing cycle in July 2010;
●	Continued utilization of a return on equity previously approved by the OCC for other various recovery riders;
●
The recovery rider shall be designed to collect, on a levelized basis, the revenue requirement associated with the estimated project cost of $357.4 million and shall be subject to a true-up in 2014 after the recovery rider expires, including a true-up for project costs, if any, in excess of

$357.4 million but less than the Smart Grid Cost. Any over/under recovery remaining will be passed or credited through OG&E’s fuel adjustment clause;
●	OG&E guarantees that customers will receive the benefit of certain operations and maintenance cost reductions resulting from the smart grid deployment as a credit to the recovery rider;
●
Beginning January 1, 2011, OG&E shall make available the smart grid web portal to all customers having a smart meter. OG&E shall expend funds to educate customers regarding the best use of the information available on the portal. In addition, OG&E shall make available to all customers who do not have internet access the opportunity to receive a monthly home energy report. This report shall be made available, free of charge, to customers eligible for the Company’s Low Income Home Energy Assistance Program and/or Senior Citizen program who are without internet service. The incremental costs for web portal access, education and the providing of home energy reports free of charge are to be accumulated as a regulatory asset in an amount up to $6.9 million and recovered in base rates beginning in 2014; and

●	The stranded costs associated with OG&E’s existing meters which are being replaced by smart meters will be accumulated in a regulatory asset and recovered in base rates beginning in 2014.

A copy of the Company’s press release announcing the settlement agreement is attached as Exhibit 99.01 and incorporated herein by reference.  The Settlement Agreement is filed as Exhibit 99.02 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated May 28, 2010, announcing OG&E Announces Smart Grid Agreements.
99.02	Copy of Settlement Agreement dated May 27, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

June 1, 2010